EXHIBIT 10.7
LEASE AGREEMENT ADDENDUM
LESSOR: Parrish Reality, Inc. a property management company
LESSES: Global Food Technologies, Inc., represented by Mark Terry, an authorized agent thereof
This document serves as an addendum as provided under the terms of Section 38 as written notices of change "This agreement contains the entire agreement of the parties and merges any prior oral agreements between the parties concerning the same subject matter. This document shall not be modified except in writing as mutually agreed by both parties."
Effective April 1, 2002, the following Lease Agreement changes have been agreed upon by both parties, and authorized by the signatures below:
1.	Page 1, Paragraph 3, Subsection A, shall now read:
a.	A Research and Development company, with the rental space on the main floor only consisting of approximately 40,000 sq. ft. of the Parrish Park Processing Facility, at 1656 Kraft Road located in Pocatello, Idaho and compromising parking facility and area surrounding the facility and associated therewith, as outlined on attached Exhibit A.
2.	Paragraph 2, shall now read:
a.	LESSEES: Global Food Technologies, Inc., represented by Mark Terry, an authorized agent thereof
This addendum is binding and limited to the parties hereto.

/s/ Mark Terry	4/22/02

Mark Terry - Chief Technical Officer/Chief Operations Manager, Global Food Technologies, Inc., authorized agent for Global Food Technologies, LESSEE

/s/ Fred J. Parrish	4/24/02

Fred J. Parrish, authorized agent for Parrish Reality, Inc. LESSOR